EXHIBIT 99.1
HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER NET LOSS

TSA+ Efficiency Improves Significantly

Volume Ramp of Thailand Operations on Schedule

HUTCHINSON, Minn., Jan. 25, 2011 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $17.0 million, or $0.73 per share, on net sales of $68.2 million for its fiscal 2011 first quarter ended December 26, 2010.  In the preceding quarter, the company reported a net loss of $27.1 million, or $1.16 per share, on net sales of $74.0 million.  Results for both the fiscal 2011 first quarter and the preceding quarter included $2.2 million, or $0.10 per share, of non-cash interest expense resulting from the company’s adoption, at the beginning of fiscal 2010, of Financial Accounting Standards Board guidance for accounting for convertible debt instruments.

“The benefits of prior cost reductions and significant improvements in our TSA+ yield and output enabled us to reduce our first quarter loss compared with the preceding quarter,” said Wayne Fortun, Hutchinson Technology’s president and chief executive officer.  “Our TSA+ yield and output improvements and the ramp to higher volume at our Thailand assembly operation are moving us toward our goal of being the lowest cost producer of suspension assemblies.  These initiatives, combined with increasing our revenue through growth in the overall suspension assembly market and higher market share, are essential to returning the company to positive cash flow and profitability.”

The company’s first quarter suspension assembly shipments declined 3.5 percent compared with the preceding quarter, in line with its previous guidance.  “We believe that the first quarter will be the low point for our quarterly suspension assembly volume in fiscal 2011 and expect to see modest market share growth in the balance of the fiscal year,” said Fortun.

Fiscal 2011 first quarter gross profit increased to $3.3 million, as the company realized the benefits of its 2010 cost reduction actions and reduced its TSA+ cost burden to $3.1 million.  Gross profit also improved due to better utilization of its component manufacturing capacity, as the company increased its TSA+ flexure inventory to provide supply assurance for its customers and increased component inventory to support the production ramp at its Thailand assembly operation.

In the fiscal 2011 first quarter, cash flow from operations totaled $1.4 million and capital expenditures totaled $4.7 million.  The company’s cash and investments balance at quarter end totaled $101.2 million compared with $104.5 million at the end of the preceding quarter.  The company said that it continues to expect its fiscal 2011 capital expenditures to be $20 million to $25 million.

Disk Drive Components Division

The company shipped 106.5 million suspension assemblies in the fiscal 2011 first quarter compared with 110.4 million in the preceding quarter and 155.2 million in the fiscal 2010 first quarter.  Compared with the preceding quarter, a decline in shipments for mobile applications was partially offset by an increase in suspension assembly shipments for 3.5-inch ATA applications.  First quarter shipments for enterprise applications were flat compared with the preceding quarter.  Average selling price in the fiscal 2011 first quarter was $0.62 compared with $0.66 in the preceding quarter and $0.68 in the fiscal 2010 first quarter.

The company shipped 48 million TSA+ suspension assemblies in the fiscal 2011 first quarter, compared with 38 million in the preceding quarter and 25 million in the fiscal 2010 first quarter.  Kathleen Skarvan, president of the Disk Drive Components Division, said that the cost burden of TSA+ flexure production was reduced from $7.6 million in the preceding quarter to $3.1 million in the fiscal 2011 first quarter.  “In the fiscal 2011 first quarter, we eliminated the cost burden of TSA+ flexure production during a four-week period in which we reached certain levels of yield, output and capacity utilization,” said Skarvan.  “Demonstrating that this cost burden can be eliminated is a significant achievement.  With TSA+ yields continuing to improve as we entered the fiscal 2011 second quarter, our TSA+ cost per part will primarily be determined by our TSA+ output and capacity utilization.”  TSA+ suspension assemblies, which accounted for about 45 percent of fiscal 2011 first quarter shipments, are expected to account for more than half of the company’s fiscal 2011 second quarter shipments and two-thirds of its shipments by year end.

The company’s assembly operation in Thailand has been qualified, and volume product is being shipped from the site.  Start-up expenses for the Thailand operation totaled $4.7 million in the fiscal 2011 first quarter, compared with $2.9 million in the preceding quarter.  “We are now focusing on increasing volume at our Thailand operation to further improve our cost position and customer service,” said Skarvan.

Skarvan said that the company continues to supply prototype volumes of dual-stage actuated (DSA) suspensions for customers’ programs that are currently in development.  “Our leading designs, proven capabilities and established capacity for DSA suspensions position us well to meet our customers’ needs for this technology, which is currently expected to be more widely adopted in 2012,” said Skarvan.

The company currently expects its suspension assembly shipments to be flat to up slightly for the fiscal 2011 second quarter compared with the first quarter.  Pricing is expected to remain competitive and fiscal 2011 second quarter results are not expected to include the gross margin benefit of the first quarter’s inventory build.  The company believes that the combination of these factors will result in a sequential decline in its fiscal 2011 second quarter gross and operating margin.

BioMeasurement Division

Net sales for the BioMeasurement Division totaled $542,000 in the fiscal 2011 first quarter compared with $682,000 in the preceding quarter and $509,000 in the fiscal 2010 first quarter.  The sequential quarter decline resulted from a decline in sensor sales, reflecting lower patient volume during the calendar fourth quarter.  The installed base of monitors totaled 367 at the end of the first quarter, compared with 344 at the end of the preceding quarter and 248 at the end of the fiscal 2010 first quarter.

As a result of previously announced cost reductions, the division’s operating loss was reduced from $6.0 million in the preceding quarter to $2.9 million in the fiscal 2011 first quarter.  For the full fiscal year, the division’s operating loss is currently expected to be less than $8 million on net sales of $3 million to $5 million.

In December 2010, the company began sales of the InSpectraTM StO2 Spot Check in countries that recognize the CE Mark and filed for marketing clearance of the product in the United States under the U.S. Food and Drug Administration’s Premarket Notification, or 510(k), process.  “This handheld device leverages our StO2 measurement technology and enables clinicians to quickly and cost-effectively identify at-risk patients, who can then be continuously monitored with the InSpectra StO2 Tissue Oxygenation Monitor,” said Rick Penn, president of the BioMeasurement Division.

Penn also said that the clinical and economic evidence supporting wider adoption of StO2 monitoring continues to grow.  “Multiple clinical studies demonstrate that patients with low StO2 are at risk of poor outcomes and that a significant percentage of patients in the emergency department and ICU have low StO2 even though their other vital signs are normal,” said Penn.  Additionally, independent study results were presented at the recent Society of Critical Care Medicine’s 40th Critical Care Congress showing how InSpectra StO2 was used to favorably guide resuscitation of shock patients and improve outcomes in the form of shortened length-of-stays in the ICU and hospital.  Based on the compelling results of this initial study, the principal investigator is initiating an independent multi-site outcomes study to demonstrate these results in a larger population of patients.

 Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Tuesday, January 25.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology manufacturer committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding demand for and shipments of the company’s products, market position, pricing, production capability and costs, assembly operations in Thailand, capital expenditures, cost reductions, product commercialization and adoption, operating performance and financial results.  Except as otherwise required by law, the company does not undertake to update its forward-looking statements for any reason.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to ramp an assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

[Financial Statements Follow]

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 26,	December 27,
	2010	2009

Net sales	$68,244	$108,256

Cost of sales	64,920	87,479

Gross profit	3,324	20,777

Research and development expenses	4,049	5,147

Selling, general and
administrative expenses	13,634	12,501

(Loss) income from operations	(14,359)	3,129

Interest expense	(3,844)	(4,197)

Interest income	55	409

Gain on extinguishment of debt	-	5

Other income, net	831	558

Gain on short- and long-term investments	364	64

Loss before income taxes	(16,953)	(32)

Benefit for income taxes	(3)	(2,252)

Net (loss) income	$(16,950)	$2,220

Basic (loss) earnings per share	$(0.73)	$0.10

Diluted (loss) earnings per share	$(0.73)	$0.09

Weighted-average common
shares outstanding	23,371	23,359

Weighted-average common
and diluted shares outstanding	23,371	23,609

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	December 26,	September 26,
ASSETS	2010	2010
Current assets:
Cash and cash equivalents	$64,904	$55,639
Short-term investments	36,278	48,899
Trade receivables, net	40,301	47,629
Other receivables	6,558	7,849
Inventories	60,841	53,568
Other current assets	1,815	2,353
Total current assets	210,697	215,937
Property, plant and equipment, net	250,032	258,233
Other assets	5,351	5,542
	$466,080	$479,712

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$876	$1,280
Accounts payable	17,407	15,788
Accrued expenses	8,239	8,593
Accrued compensation	11,810	12,911
Total current liabilities	38,332	38,572
Long-term debt, less current maturities	190	271
Convertible subordinated notes	177,158	174,920
Other long-term liabilities	1,721	1,271
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,371,000 and 23,371,000
issued and outstanding	234	234
Additional paid-in capital	422,839	422,089
Accumulated other comprehensive income	1,077	876
Accumulated loss	(175,471)	(158,521)
Total shareholders' equity	248,679	264,678
	$466,080	$479,712

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended
	December 26,	December 27,
	2010	2009
Operating activities:
Net (loss) income	$(16,950)	$2,220
Adjustments to reconcile net income (loss) to
cash provided by operating activities:
Depreciation and amortization	11,797	14,836
Stock-based compensation	750	997
Non-cash interest expense	2,238	2,051
Gain on short- and long-term investments	(364)	(64)
Loss on disposal of assets	227	147
Severance and other expenses	290	-
Gain on extinguishment of debt	-	(5)
Changes in operating assets and liabilities	3,416	3,798
Cash provided by operating activities	1,404	23,980

Investing activities:
Capital expenditures	(4,686)	(4,098)
Purchases of marketable securities	(5,700)	(11,629)
Sales/maturities of marketable securities	18,732	9,077
Cash provided by (used for) investing activities	8,346	(6,650)

Financing activities:
Repayments of long-term debt	(485)	(5,260)
Cash used for financing activities	(485)	(5,260)

Net increase in cash and cash equivalents	9,265	12,070

Cash and cash equivalents at beginning of period	55,639	106,391

Cash and cash equivalents at end of period	$64,904	$118,461

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	December 26,	December 27,
	2010	2009

Net (loss) income (A)	$(16,950)	$2,220

Weighted average common shares outstanding (B)	23,371	23,359
Dilutive potential common shares	-	250
Weighted average common and diluted shares
outstanding (C)	23,371	23,609

Basic (loss) earnings per share [(A)/(B)]	$(0.73)	$0.10
Diluted (loss) earnings per share [(A)/(C)]	$(0.73)	$0.09